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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors and Shareholders
Brooks Fiber Properties, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-03309 and 333-03311) of Brooks Fiber Properties, Inc. of our report dated February 12, 1997, except for Note 14, which is as of February 25, 1997, relating to the consolidated balance sheets of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended December 31, 1996 and the related schedule, which report appears in the 1996 annual report on Form 10-K of Brooks Fiber Properties, Inc.

KPMG Peat Marwick LLP

St. Louis, Missouri
February 12, 1997, except for Note 14,
   which is as of February 25, 1997